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                                                                    Exhibit 10.5

                                SEAN E. BELANGER

                       OUTLINE OF EMPLOYMENT RELATIONSHIP

                              PARADYNE CORPORATION


1.       Position and Responsibilities:
         a. Position - President and Chief Operating Officer of Paradyne Networks Inc.
         b. Responsibilities - Paradyne Corporate Marketing, Worldwide Sales, R&D and Product Management report directly to position.
         c. There will likely be situations where Paradyne will acquire companies and certain departments may not report into the Pres/COO of Paradyne during transition periods.

2.       Compensation:
a.       Base Annual Salary:  $225,000
b.       Annual Incentive Compensation:  $125,000

3.       Equity:
         a.       Grant of 750,000 nonqualified options with:
                  (i)   Normal four year vesting
                  (iii) Option price is closing price on the day prior to the grant.
         b.       Grant of 100,000 nonqualified options with:
                  (i) 60% vesting on the first anniversary and 5% each three months thereafter (iii) Option price is closing price on the day prior to the grant.
         Change of Control Provision:
         During the four year period covered by the grants above, Sean will have a Constructive Termination Clause: If there is a change of control (defined the same as current change of control) and Sean is not offered the same position at the new company then Sean's options will have 100% acceleration. If Sean is offered the same position at the new company (President and/or Chief Operating Officer) with the same responsibilities (Sales, Marketing and R&D) then Sean's options will not accelerate.

4.       Termination:
         -        By Company
         a. With cause - Sean receives salary through date of termination and is not entitled to any bonus not yet paid and no further vesting beyond the termination date.
         b. Without cause - If Sean is terminated before 10/15/00 then Sean will receive 6 months of salary and his options will vest through 4/15/01. If he is terminated after 10/15/00 then Sean will receive 6 months of salary and 6 months vesting.
         -        By Executive
         c. With cause - same as termination by company without cause
         d. Without cause - same as termination by company with cause

5. Noncompete Provisions: For six months after the termination of Sean, he will not directly or indirectly:
         1. engage in, or be employed by, or in any way advise or act for, or have any financial interest in any business which is a material competitor of the company which produces, markets and/or sell products or services that were offered for or planned to be offered for sale, license, or lease by the company while Executive was employed by the company, provided however that the ownership of 1% of the outstanding securities of any corporation, even though such corporation may be a material competitor of the company as specified above, shall not be deemed as constituting a financial interest in such competitor, or
         2. recruit, solicit, or induce or attempt to induce any employee or employees of the company to terminate their employment with, or otherwise cease their relationship with, the Company; or
         3. divert or take away, or attempt to divert or to take away, the business or patronage for any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by Executive while employed by the Company


Paradyne Corporation


-------------------------                         ------------------------------
Andy May, President & CEO                         Sean E. Belanger
Date: April ___, 2000                             Date: April  ___, 2000